As filed with the Securities and Exchange Commission on October 2, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2009

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation

Item 8.01.  Other Events.

On October 2, 2009, B&G Foods announced that we have issued a notice of redemption for $90,000,002.95 principal amount of our outstanding 12% senior subordinated notes due 2016 at a cash redemption price of 106% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, November 2, 2009.  Upon completion of the redemption on November 2, 2009, $69,540,885.70 principal amount of the senior subordinated notes will remain outstanding.

The senior subordinated notes redeemed will include senior subordinated notes represented by B&G Foods’ Enhanced Income Securities (EISs) and senior subordinated notes held separately.  Each EIS represents one share of our Class A common stock and $7.15 principal amount of the senior subordinated notes.  The senior subordinated notes will be redeemed on a pro rata basis in accordance with the terms of the indenture governing the senior subordinated notes and will be redeemed in principal amounts of $7.15 or integral multiples thereof.

Pursuant to the terms of the indenture, the partial redemption of the senior subordinated notes by B&G Foods will result in an automatic separation of all of the EISs on the redemption date.  As a result, the EISs, which currently trade on the New York Stock Exchange under the symbol “BGF,” will cease trading before the opening of the market on November 2, 2009.  When the market opens on November 2, 2009, those shares of Class A common stock that had previously been represented by EISs, will trade on the New York Stock Exchange under the symbol “BGS” together with all other outstanding shares of the our Class A common stock.  The remaining senior subordinated notes that are not redeemed, whether previously represented by EISs or held separately, will not be listed on an exchange and we do not intend to create or sustain a market for such notes following the redemption date.  Thus, the extent of any market for the remaining senior subordinated notes will depend upon, among other things, the principal amount of the senior subordinated notes that remain outstanding after the redemption date, the number of holders remaining at such time and the interest in maintaining a market in the senior subordinated notes on the part of securities firms.  Holders may need to hold their senior subordinated notes until maturity or an earlier redemption, if any, by our company.

The partial redemption of the senior subordinated notes is expected to result in a pre-tax charge in our fourth quarter of fiscal 2009 of $9.5 million, which represents a cash charge of $5.4 million relating to the call premium and a non-cash charge of $4.1 million relating to the write-off of unamortized debt issuance costs associated with the redeemed notes.  During the third quarter of fiscal 2009, we repurchased $6.3 million principal amount of senior subordinated notes, which is expected to result in a pre-tax charge in our third quarter of $0.7 million, representing a cash charge of $0.4 million relating to the repurchase premium and a non-cash charge of $0.3 million relating to the write-off of unamortized debt issuance costs associated with the repurchased notes.

Interest on the redeemed portion of the senior subordinated notes will cease to accrue on and after November 2, 2009.  The only remaining right of the holders thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).

A copy of the press release announcing the foregoing is attached to this report as Exhibit 99.1 and is furnished pursuant to Item 8.01 and Regulation FD.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.

99.1         Press Release dated October 2, 2009, furnished pursuant to Item 8.01 and Regulation FD

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: October 2, 2009	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel, Secretary and Chief Compliance Officer